Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Pricing Supplement No. 285 - Dated Tuesday, February 22, 2022 (To: Prospectus dated August 7, 2018)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DC82	$1,378,000.00	100.00%	0.825%	$1,366,631.50	Fixed	2.300%	Monthly	02/15/2025	3/15/2022	$1.28	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/15/2022 and Semi-Annually thereafter with 30 Calendar Days Notice.
02006DC90	$1,106,000.00	100.00%	1.250%	$1,092,175.00	Fixed	2.800%	Monthly	02/15/2027	3/15/2022	$1.56	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/15/2022 and Semi-Annually thereafter with 30 Calendar Days Notice.

Ally Financial Inc.

Offering Date: Monday, February 14, 2022 through Tuesday, February 22, 2022

Trade Date: Tuesday, February 22, 2022 @ 12:00 PM ET

Settle Date: Friday, February 25, 2022

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: InspereX LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan, Wells Fargo Advisors, LLC

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, andinterest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters- Validity of the Notes:

In the opinion of counsel to Ally Financial Inc. (the “Company”), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture dated as of September 24, 1996, with The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as amended and supplemented from time to time (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and provided that I express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law, (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to Federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture, the Trustee’s authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the Trustee, and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the letter of such counsel dated August 24, 2012, which has been filed as Exhibit 5.1 to the Registration Statement.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 7, 2018